Exhibit 99.1

Noventiq Holdings plc and Corner Growth Acquisition Corp. Mutually Terminate Transaction

LONDON, U.K. and PALO ALTO, Calif. – July 4, 2024 – Noventiq Holdings plc (“Noventiq”), a global digital transformation and cybersecurity solutions and services provider, and Corner Growth Acquisition Corp. (Nasdaq: COOL) (“Corner Growth”), a special purpose acquisition company led by veteran technology investors (“Sponsors”), announced today a mutual agreement to terminate their merger agreement, originally entered into on May 4, 2023, and amended and restated on December 29, 2023, effective immediately. Noventiq and Corner Growth made this decision as a result of current unfavourable SPAC market conditions and other factors.

Hervé Tessler, CEO of Noventiq, said: “Due to current SPAC and equity market conditions, it was mutually agreed that the best option for all parties at this time is to terminate the transaction. We have determined that the right decision for Noventiq is to remain private at this time. We are confident about our operational outlook, and we look forward to continuing to drive significant growth in our business.”

Marvin Tien, Co-Chairman & CEO of Corner Growth, said: “After considering the current market environment, the Corner Growth and Noventiq teams have mutually agreed to terminate the transaction. This decision aligns with our shared commitment to maximizing value for all of our stakeholders. We believe that Noventiq is well positioned to thrive as a private company at this time, and the Corner Growth team will continue to be vigilant in our pursuit of value-creating opportunities for our shareholders and are confident in our ability to identify alternative pathways to a successful transaction.”

About Noventiq

Noventiq (Noventiq Holdings PLC) is a leading global solutions and services provider in digital transformation and cybersecurity, headquartered in London. The company enables, facilitates, and accelerates digital transformation for its customers’ businesses, connecting organizations across a comprehensive range of industries with best-in-class IT vendors, alongside its own services and proprietary solutions. The company’s rapid growth is underpinned by its three-dimensional strategy to expand its market penetration, product portfolio, and sales channels. This is supported by an active approach to M&A, positioning Noventiq to capitalize on the industry’s ongoing consolidation. With around 6,400 employees globally, Noventiq operates in approximately 60 countries with significant growth potential in multiple regions including Latin America, EMEA, and APAC – with a notable presence in India.

About Corner Growth

Corner Growth Acquisition Corp. (Nasdaq: COOL) is a special purpose acquisition company (SPAC) focused on partnering with a high growth technology company. Corner Growth’s mission is to deliver value to its investors by providing a compelling alternative to a traditional public offering. Corner Growth is uniquely positioned to deliver on its value-add approach given its management team’s history, experience, relationships, leadership and track record in identifying and investing in disruptive technology companies across all technology verticals.

Corner Growth also brings a group of highly respected investment professionals, with strong track records and deep individual experience in SPAC and de-SPAC processes, a rolodex of premier public market investors, and a team of advisors who offer experience and access to networks across a broad functional and physical geography.

Noventiq Contacts

Investors:

Steven Salter
Global VP of Corporate Affairs
IR@noventiq.com

Media:

Rocio Herraiz
Global Head of Communications
pr@noventiq.com

Corner Growth Contacts

David Katz

katz@cornercapitalgroup.com